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                                                                      Ex. 10.5.1

                            FIRST AMENDMENT TO THE
               CHART HOUSE ENTERPRISES, INC. SEVERANCE PAY PLAN
               ------------------------------------------------

     WHEREAS, Chart House Enterprises, Inc. (the "Company") has established and maintains the Chart House Enterprises, Inc. Severance Pay Plan, effective June 10, 1999 (the "Plan"), for the benefit of its eligible employees;

     WHEREAS, the terms of the Plan reserve to the Company the right to amend the Plan at any time, retroactively or otherwise;

     WHEREAS, the Company desires to amend the Plan to provide for all severance pay benefits for the Company's officers in the event an officer's employment with the Company is adversely affected following a change in control of the Company, and authorize the Board of Directors to act with respect to members of the Plan Committee in connection therewith.

     WHEREAS, the Plan contains a typographical error with respect to the hours requirements for Full-time Nonexempt (hourly) employees, which the Company desires to clarify through this Amendment.

     NOW, THEREFORE, the Plan is hereby amended, effective as of June 10, 1999, in the following respects:

     1. The following new Section, "CHANGE IN CONTROL BENEFITS," is hereby added to the Plan to be and read as follows:

     CHANGE IN CONTROL BENEFITS
     --------------------------

     Notwithstanding anything in the Plan to the contrary, the Chief Executive Officer, the President, the Chief Financial Officer, all Executive Vice Presidents and Vice Presidents of the Company (an "Officer") shall be entitled to all base and supplemental severance pay benefits pursuant to the Plan if there is a "change in control" of the Company and (a) the Officer voluntarily terminates his or her employment for "good reason"as determined by the Plan Committee or (b) the Officer is involuntarily terminated without "cause."

     Change in Control

     A "change in control" of the Company shall occur in connection with any of the following events, as determined in the discretion of the Plan
     Committee:
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               The acquisition (or series of acquisitions) by any entity, person or group (including any other entity, person or group controlling, controlled by or in common control with such entity, person or group), other than a parent, subsidiary or affiliate of the Company, of the capital stock of the Company entitled to exercise more than fifty percent (50%) of the outstanding voting power of all capital stock of the Company;

               The merger or consolidation of the Company with one or more other corporations as a result of which the current shareholders of the Company hold less than fifty-one percent (51%) of the Voting Stock of the surviving or resulting corporation;

               A change in the majority composition of the Board of Directors during any consecutive two-year period; and/or

               The transfer or sale (or series of transfers or sales) of substantially all of the assets of the Company to any entity other than an entity of which the Company directly or indirectly owns at least fifty-one percent (51%) of such entity's capital stock or beneficial interest.

     Good Reason

     "Good reason" as determined by the Plan Committee, shall include, among other things: (i) within a reasonable period of time following a change in control, there is a diminution in the nature or the scope of the Officer's authority or duties, (ii) within a reasonable period of time following a change in control, there is a reduction in the Officer's regular base salary in effect just prior to such change in control or (iii) as a result of a change in control, the Company changes the principal location where the Officer is required to perform services to a location that is 30 miles outside of the Chicago downtown business district.

     Cause

     "Cause" shall mean, as determined by the Plan Committee, that an employee's termination of employment was on account of (i) an act or omission of the employee constituting dishonesty in the capacity of his or her employment with the Company, (ii) an intentional wrongdoing or malfeasance involving the Company or any of its employees, customers, suppliers, facilities or equipment, or (iii) the employee's conviction of a felony.

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     No Waiver and Release Agreement Required

     If following a "change in control"of the Company, an Officer (a) voluntarily terminates his or her employment for "good reason" as determined by the Plan Committee or (b) is involuntarily terminated without "cause,"the Officer shall be entitled to all base and supplemental severance pay benefits pursuant to the Plan, payable in accordance with the terms of the Plan, and shall not otherwise be required to execute a Waiver and Release Agreement in order to receive such severance pay.

     2. The following new paragraph is hereby added as a new second paragraph to the Section entitled "PLAN ADMINISTRATION," to be and read as follows:

     "Notwithstanding the foregoing, the Board of Directors of the Company shall have the discretionary authority to determine coverage and eligibility for Plan benefits, and to construe the terms of the Plan, with respect to the coverage and eligibility of any member of the Plan Committee."

     3. The Section, "SUPPLEMENTAL SEVERANCE PAY," is hereby clarified to describe the Position Category for Full-time Nonexempt (hourly) employees as follows:

     "Full-time Nonexempt (hourly)    1 week per year of service to a maximum of
     (25 hours per week minimum)      4 weeks."


                                 *     *     *

     IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 9th day of December, 1999.


                              CHART HOUSE ENTERPRISES, INC.


                              By:_________________________________
                                 Laura A. Mondrowski
                                 Vice President Corporate Counsel & Assistant
                                 Secretary

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